EXHIBIT 99.1

Aceto Corporation 4 Tri Harbor Court Port Washington, New York 11050
“Sourcing and Supplying Quality Products Worldwide”	NEWS RELEASE

FOR IMMEDIATE RELEASE

ACETO Outlines CEO Succession Plan

 As of January 2013 Albert Eilender will step-down as CEO and remain as
Chairman of the Board
Salvatore Guccione, President and COO, to Assume CEO Role

PORT WASHINGTON, NY – September 7, 2012 – ACETO Corporation (NASDAQ:ACET), a global leader in the marketing, sales and distribution of pharmaceutical active ingredients and intermediates, finished dosage form generic pharmaceuticals, nutraceutical products, agricultural protection products and specialty chemicals announced today that as part of the Company’s Management Succession Plan, effective January 2, 2013 Albert Eilender, Chairman and Chief Executive Officer will step-down from his position as Chief Executive Officer while retaining his duties as Chairman of the Board.  The Board of Directors elected Salvatore Guccione, currently President and Chief Operating Officer and member of the Board, to succeed him as Chief Executive Officer, effective January 2, 2013.

Hans Noetzli, Lead Independent Director commented, “On behalf of the Board of Directors, we would like to thank Al Eilender for the valuable contributions he has made as ACETO’s Chief  Executive Officer over the past three years.  Al has done an outstanding job for the Company.  Under his leadership, our 3 year growth in revenues, earnings per share, and EBITDA coupled with the strategic entrance into finished dosage form generic pharmaceuticals has transformed the focus of the business and positioned ACETO for continued overall growth and margin expansion. We look forward to Al’s continued contribution and leadership in his ongoing role as Chairman of the Board”.

Mr. Noetzli went on to say, “The Board has a great deal of confidence in Sal’s ability to execute ACETO’s organic and acquisition growth strategy and, ultimately, enhance shareholder value. In the months ahead, Sal and Al will continue to work closely together to ensure a seamless transition and continuity in our executive management team”.

Mr. Eilender said “One of the key responsibilities of the Board of Directors and the Chief Executive Officer is succession planning. We are fortunate to have been able to bring someone with Sal’s credentials on board as Chief Operating Officer in 2011. With all three business segments, Human Health, Pharmaceutical Ingredients, and Performance Chemicals under his supervision, Sal has demonstrated strong leadership skills and an in-depth knowledge and understanding of our organization. I have every confidence that he will do an excellent job as our Chief Executive Officer in steering the Company in the future”.

Mr. Guccione commented, “I am honored that the Board and Al have given me the opportunity to lead this organization.  As Chief Operating Officer, I have had the opportunity to work with our entire organization and believe we are strongly positioned for growth in all three of our business segments. Across the board, we have the management team in-place to carry on the trends of improved financial performance, and implementation of the Company’s strategic vision. I am pleased to lead that effort”.

ABOUT ACETO

ACETO Corporation, incorporated in 1947, is a global leader in the marketing, sales and distribution of pharmaceutical active ingredients and intermediates, finished dosage form generic pharmaceuticals, nutraceutical products, agricultural protection products and specialty chemicals.  With business operations in nine countries, ACETO distributes over 1,100 chemical compounds used principally as finished products or raw materials in the pharmaceutical, nutraceutical, agricultural, coatings and industrial chemical consuming industries.  ACETO’s global operations, including a staff of 26 in China and 12 in India are distinctive in the industry and enable its worldwide sourcing and regulatory capabilities.

Investor Relations Contact:
Amy Glynn
The Ruth Group
(646) 536-7023
aglynn@theruthgroup.com
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